Exhibit 99.1

CSP Inc. REPORTS FISCAL YEAR 2020 THIRD QUARTER RESULTS

New Business Pipeline for Cybersecurity Solutions Continues to Grow

LOWELL, Mass., August 11, 2020 – CSP Inc. (NASDAQ: CSPI), a provider of security and packet capture products, managed IT and professional services and technology solutions, reported financial and operating results for the 2020 fiscal third quarter ended June 30, 2020 and provided a business update.

Fiscal Third Quarter Highlights and Recent Developments

●	Improved gross margin percentage by 9% compared to the year-ago fiscal third quarter, driven by primarily higher margin products.
●	The ARIA Cybersecurity Solutions product pipeline has grown and Unified-Communications-as-a-Service (UCaaS) added several customers, highlighting the continued interest and demand for its feature-rich functionality.
●	Expanded in our managed service practice, including cloud, Office 365 and other Microsoft offerings.
●	In early April when it became evident that COVID-19 would have a severe impact on the economy, we took three actions to improve our cash flow: we suspended our quarterly dividend, stopped our stock buyback program, and applied for and received a PPP loan at each segment. These actions improved our cash position by approximately three million dollars at the end of June.

“As we continue to adjust our business to meet our customers’ needs during this challenging COVID-19 period, I believe our team performed admirably during the fiscal third quarter,” commented Victor Dellovo, Chief Executive Officer. “Notwithstanding the business impact in certain sectors, the breadth and financial strength of our customers and our focus on generating recurring revenue allowed us to achieve a 9% gross margin percentage improvement, despite the decline in revenue from a few large low margin deals. We remain encouraged by the rising interest and demand we are experiencing in our newest offerings, which enabled us to deploy ARIA for an international customer while customers continue to sign up for our UCaaS offering. This continues to demonstrate the successful execution of transitioning to a cybersecurity, wireless and managed service markets company. Despite the limitation on our operations due to COVID-19, especially in the sales area, we are continuing to build the revenue pipeline during the fiscal quarter which we believe will fuel our growth in the coming years.  We followed all the CDC rules pertaining to COVID-19 and most of our employees have been working from home.  We have been able to maintain our pre COVID-19 employment levels and keep our employees productive in executing our long-term strategy.”

Fiscal Year 2020 Third Quarter Results

Revenue for the fiscal third quarter was $13.5 million compared to $21.6 million in the year-ago fiscal third quarter.  Gross profit for the fiscal third quarter was $4.2 million, or 31.2% of sales, compared with $4.8 million, or 22.4% of sales, in the year-ago fiscal third quarter, reflecting improved product gross margin percentage plus a mix of higher margin services business. Net loss before income tax was $200,000 for the fiscal third quarter compared to net income before income tax of $206,000 for the same quarter of the prior fiscal year.  The Company’s income tax expense for the fiscal third quarter was $10,000. The Company reported a net loss of $210,000 for the third fiscal quarter, or $(0.05) per share compared with net income of $509,0000, or $0.12 per diluted share, for the third quarter of fiscal 2019.

At June 30, 2020, the Company had cash and cash equivalents of $20.0 million.

Exhibit 99.1

Fiscal 2020 Nine Month Results

Revenue for the nine months ended June 30, 2020 was $46.2 million compared to revenue of $56.9 million in the prior year nine-month period. Gross profit for the nine months ended June 30, 2020 was $12.7 million, or 27.6% of sales, compared with $12.9 million, or 22.7% of sales, in the first nine months of fiscal 2019. Net loss for the nine months ended June 30, 2020 was $1.5 million, or $(0.37) per share, compared with net loss of $37,000, or $(0.01) per share for the fiscal 2019 nine-month period.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com.  Individuals may also listen to the call via telephone, by dialing 800-894-5910 or 785-424-1052 and use the conference ID: CSPQ320 when greeted by the live operator.  For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to succeed. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, the ARIA Cybersecurity Solutions product, pipeline has grown and Unified-Communications-as-a-Service (UCaaS) added several customers  highlighting the continued interest and demand for its feature-rich functionality and we are continuing to build the revenue pipeline during the fiscal quarter which we believe will fuel our growth in the coming years. Pandemics, epidemics, or disease outbreaks, such as COVID-19 may cause harm to us, our employees, our clients, our vendors and supply chain partners, and financial institutions, which could have a material adverse effect on our business, results of operations, cash flows, and financial condition.  The impact of a pandemic, epidemic, or other disease outbreak, such as COVID-19, may include, but would not be limited to: (i) disruption to operations due to the unavailability of employees due to illness, quarantines, risk of illness, travel restrictions or factors that limit our existing or potential workforce; (ii) volatility in the demand for or availability of our products and services, (iii) inability to meet our customers’ needs due to disruptions in the manufacture, sourcing and distribution of our products and services, or (iv) failure of third parties on which we rely, including our suppliers, clients, and external business partners, to meet their obligations to us, or significant disruptions in their ability to do so. As a result of the World Health Organization characterizing the COVID-19 outbreak as a pandemic on March 11, 2020, national, state, and local governments have taken actions such as declaring a state of emergency, social distancing guidelines, and shutting down certain businesses which are not considered essential in part or entirely. The Company has complied with such

Exhibit 99.1

actions causing most employees to work remotely in all locations.   Such measures could have a material adverse effect on our business.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2020	September 30, 2019
	(Unaudited)
Assets
Current assets:
Cash and short-term investments	$19,976	$18,099
Accounts receivable, net	10,856	15,114
Inventories	6,412	7,818
Other current assets	4,289	5,503
Total current assets	41,533	46,534
Property, equipment and improvements, net	1,205	1,273
Operating lease right-of-use assets	2,180	—
Long-term receivable	5,146	5,328
Other assets	4,197	6,234
Total assets	$54,261	$59,369

Liabilities and Shareholders’ Equity
Current liabilities	$14,116	$20,027
Pension and retirement plans	6,941	6,904
Operating lease liabilities	1,562	—
Notes Payable	2,919	684
Other non-current liabilities	254	1,326
Shareholders’ equity	28,469	30,428
Total liabilities and shareholders’ equity	$54,261	$59,369

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Sales:
Product	$10,294	$18,076	$35,812	$47,390
Services	3,238	3,494	10,387	9,510
Total sales	13,532	21,570	46,199	56,900

Cost of sales:
Product	8,361	15,407	29,924	39,990
Services	947	1,324	3,537	3,976
Total cost of sales	9,308	16,731	33,461	43,966

Gross profit	4,224	4,839	12,738	12,934

Operating expenses:
Engineering and development	693	583	2,081	2,109
Selling, general and administrative	3,924	4,111	11,595	11,436
Total operating expenses	4,617	4,694	13,676	13,545

Operating (loss) income	(393)	145	(938)	(611)

Other income (expense), net	193	61	565	108

Income (loss) before income taxes	(200)	206	(373)	(503)

Income tax expense (benefit)	10	(326)	1,109	(466)

Net income (loss)	(210)	532	(1,482)	(37)
Net income (loss) attributable to common stockholders	$(210)	$509	$(1,482)	$(37)

Net income (loss) per share – basic	$(0.05)	$0.13	$(0.37)	$(0.01)
Weighted average shares outstanding – basic	4,048	4,051	4,015	3,913

Net income (loss) per share – diluted	$(0.05)	$0.12	$(0.37)	$(0.01)
Weighted average shares outstanding – diluted	4,048	4,142	4,015	3,913